Exhibit 99.1

Canterbury Park Holding Corporation Reports 2008 Fiscal Operating Results

SHAKOPEE, Minn.--(BUSINESS WIRE)--March 27, 2009--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced financial results for the fourth quarter and year ended December 31, 2008.

Results for the Quarter Ended December 31, 2008

The Company reported fourth-quarter net revenues of $8.8 million, down 22.0% from revenues of $11.2 million during the same period in 2007. Net income was $15,514, or less than $.01 per diluted share, compared to $635,378, or $.15 per diluted share in the 2007 fourth quarter. These decreases are primarily attributable to direct competition from the Running Aces Harness Track and the severe economic downturn and decline in consumer confidence that occurred in the last quarter of 2008.

Results for the Year Ended December 31, 2008

The Company’s net revenues in 2008 were $46.0 million, $6.9 million less than 2007 net revenues of $52.9 million. The decline in net revenues for the year consisted of a 15.4% decrease in Card Club revenues, a 12.5% decrease in pari-mutuel revenues and a 13.5% decrease in other operating revenues. Operating expenses decreased 7.0% to $45.3 million in 2008, primarily due to decreases in purse expense, salaries and benefits, insurance expense and various cost cutting measures.

The Company earned net income of $438,180 for the year ended December 31, 2008, compared to net income of $2,620,740 for the prior year. Fully diluted earnings per share for fiscal 2008 were $.11 compared with $.62 for fiscal 2007. Further results for 2008 are presented in the accompanying table.

“While 2008 operating results were well below our goals for the year, they were not surprising,” stated Canterbury Park’s President Randy Sampson. “For the first three quarters of 2008, our revenues were adversely affected by two factors beyond our control; a ban on smoking in public places that applies to our business but not to Native American casinos that compete with our Card Room, and the opening of the Running Aces Harness Track in the north metro area that directly competes with us in simulcast wagering, poker and casino card games. Unfortunately, the unexpectedly steep economic downturn and loss of consumer confidence in the fourth quarter combined with these other factors to drive fourth quarter results well below the comparable 2007 quarter. As experienced by gaming businesses around the country, consumer demand for and discretionary spending on leisure activities, including entertainment, has declined sharply during the current economic downturn. While our 2008 results are deeply disappointing, we are pleased that we are able to report a net profit of $438,000 for the year despite the multiple challenges we faced.”

Mr. Sampson continued: “We expect to face continued revenue challenges in 2009 from the struggling economy and increasingly intense competition in our market. We are, however, engaged in proactive efforts to manage operating expenses, including workforce adjustments, and have budgeted investments in our future that we believe will enable us to remain profitable and emerge stronger when the economy recovers.”

The Company also announced that its 2009 Annual Meeting of Shareholders will be held on Thursday, June 4, 2009 at 4:00 pm, at the Racetrack in Shakopee, Minnesota. The date of record for shareholders entitled to vote at the Annual Meeting is Thursday, April 9, 2009.

About Canterbury Park:

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 62-day 2009 live race meet begins on May 15th and ends August 30. In addition, Canterbury Park’s Card Club hosts “unbanked” card games 24 hours a day, seven days a week, offering 34 poker tables and 16 tables of other card games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For such forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could affect our actual results, and cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, competition from other venues offering unbanked card games or other forms of wagering, competition from other sports and entertainment options, costs associated with our efforts to obtain legislative authority for additional gaming options, increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; legislative and regulatory decisions and changes; the general health of the gaming sector; and other factors that are beyond our ability to control or predict.

NOTE: Financial summary on following page.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS

	(Unaudited)
	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Operating Revenues	$8,784,031	$11,262,313	$46,025,407	$52,879,556

Operating Expenses	($8,759,234)	($10,248,408)	($45,310,300)	($48,723,318)

Income from Operations	$24,797	$1,013,905	$715,107	$4,156,238
Non-Operating Revenues, net	$10,617	$77,574	$107,773	$329,203

Income Tax Expense	($19,900)	($456,101)	($384,700)	($1,864,701)

Net Income	$15,514	$635,378	$438,180	$2,620,740

Basic Net Income Per Common Share	$0.00	$0.16	$0.11	$0.65

Diluted Net Income Per Common Share	$0.00	$0.15	$0.11	$0.62

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223